Exhibit 99.1

Contacts:	David Ludvigson	Pam Lord
	President and Chief Operations Officer	Atkins + Associates
	858-410-4600	858-527-3494
	dludvigson@nanogen.com	plord@irpr.com

NANOGEN REPORTS 2004 SECOND QUARTER RESULTS

SAN DIEGO, CA (August 3, 2004) – Nanogen, Inc. (Nasdaq: NGEN), developer of molecular and point-of-care diagnostic products, today announced its financial results for the second quarter ended June 30, 2004. Nanogen’s second quarter results include approximately two months of activity related to SynX Pharma Inc., which was acquired on April 21, 2004.

Total revenues for the second quarter of 2004 were $1.1 million compared to $1.7 million for the same period in 2003 and $2.2 million in the first quarter of 2004. Product revenues for the second quarter were $477,000 versus $662,000 for the same period in 2003 and were $1.1 million in the first quarter of 2004.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the second quarter of 2004 was $60.3 million, approximately $2.7 million less than the previous quarter of $63.0 million. This compares to the company’s cash, cash equivalents and short-term investments balance of $29.1 million at December 31, 2003. During the second quarter of 2004, Nanogen received approximately $7.4 million in net proceeds from the sale of common stock.

Nanogen’s research and development, and selling, general and administrative operating expenses for the second quarter of 2004 were $7.7 million, as compared to $8.6 million in the second quarter of 2003 and $7.9 million in the first quarter of 2004.

For the second quarter of 2004, Nanogen reported a net loss of $12.3 million, or $0.38 per share, which compares with a net loss of $6.9 million, or $0.32 per share, for the prior year’s second quarter. The net loss for the first quarter of 2004 was $5.4 million, or $0.20 per share. The second quarter loss includes an acquired in-process R&D write off of $3.8 million related to the SynX acquisition and inventory reserve charges of $1.5 million reflecting reduced product revenues anticipated from clinical laboratories. The 2004 first quarter loss included a $1.2 million foreign currency gain, which was recognized in conjunction with the closure of Recognomics, Nanogen’s joint venture with Aventis, which concluded operations.

“We are continuing to put the foundation in place to become a leader in advanced diagnostics. Our SynX acquisition, our new product development efforts and our capital raising activities are all directed at accomplishing that objective,” said Howard C. Birndorf, chairman of the board and chief executive officer of Nanogen. “Going forward, we continue to identify and develop opportunities to increase our critical mass of products and resources.”

Financial Guidance

Based on the second quarter results and on the expectation of reduced revenues from clinical laboratories, Nanogen does not expect a significant revenue increase in 2004 versus 2003. Estimated revenue growth rates are dependent on a number of factors including the timing and success of new product introductions, the schedules for which continue to be difficult to estimate. The company continues to expect total costs and expenses, excluding cost of products sold and acquisition related expenses, to run approximately 20% less than the 2003 total year spending. Nanogen expects its cash position at the end of the year will be approximately $50 million.

Webcast of Conference Call

Nanogen management will host a conference call today at 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss 2004 second quarter financial results. Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call, and can be accessed via telephone at (877) 519-4471 for US/Canada participants, and (973) 341-3080 for international participants. The conference ID, 4974258, will be required to listen to the playback.

About Nanogen

Nanogen, Inc. develops and commercializes products for the molecular and point-of-care diagnostics markets. The company seeks to establish the unique, open-architecture NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the prediction, diagnosis and treatment of genetic and infectious diseases. Nanogen offers Analyte Specific Reagents and related products to research and clinical reference labs for the development of tests for the detection of genetic mutations associated with a variety of diseases, such as cystic fibrosis, Alzheimer’s disease, and cardiovascular disease. The company’s ten years of research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. Nanogen’s business unit, SynX Pharma, leverages proteomic and biomarker research to offer a line of point-of-care diagnostic tests. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether Nanogen’s NanoChip(R) System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip(R) System, whether the acquisition of SynX will achieve the synergies and other benefits anticipated, whether SynX and Nanogen will receive regulatory approval for the Congestive Heart Failure product on the planned schedule, if at all, whether the SynX business unit will become cash flow positive as expected, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,543	$8,550
Short-term investments	51,777	20,564
Receivables, net	1,860	1,415
Inventories, net	2,706	4,774
Other current assets	1,673	1,590

Total current assets	66,559	36,893

Property and equipment, net	7,372	4,277
Acquired technology rights, net	2,277	2,508
Restricted cash	753	14
Other assets, net	796	157
Goodwill	13,071	—

	$90,828	$43,849

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,889	$290
Accrued liabilities	3,240	4,519
Deferred revenue	404	469
Current portion of capital lease obligations	552	743

Total current liabilities	6,085	6,021

Capital lease obligations, less current portion	545	586
Other long-term liabilities	5,451	4,419

Total long-term liabilities	5,996	5,005

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2004 (unaudited) and December 31, 2003	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized; 33,846,250 and 24,867,325 shares issued and outstanding at June 30, 2004 (unaudited) and December 31, 2003, respectively	34	25
Additional paid-in capital	274,003	209,014
Accumulated other comprehensive income	(226)	1,136
Deferred compensation	(170)	(175)
Accumulated deficit	(193,972)	(176,255)
Treasury stock, at cost, 500,189 shares at June 30, 2004 (unaudited) and December 31, 2003	(922)	(922)

Total stockholders’ equity	78,747	32,823

	$90,828	$43,849

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$477	$662	$1,609	$890
License	38	—	190	—
Sponsored research	125	375	500	750
Contracts and grant	478	657	978	1,254

Total revenues	1,118	1,694	3,277	2,894

Costs and expenses:
Cost of product sales	1,940	524	2,854	798
Research and development	3,495	4,483	7,843	9,193
Selling, general and administrative	4,234	4,130	7,809	8,196
Charge for acquired in-process research and development	3,758	—	3,758	—

Total costs and expenses	13,427	9,137	22,264	18,187

Loss from operations	(12,309)	(7,443)	(18,987)	(15,293)

Interest income, net	129	113	231	308
Other income (loss)	(100)	11	(120)	43
Gain/(loss) on sale of investments	(6)	32	(6)	(3,568)
Gain/(loss) on foreign currency translations	(17)	(11)	1,204	(16)
Loss on sale of fixed assets	(41)	(153)	(41)	(153)
Minority interest in loss of consolidated subsidiary	—	558	—	1,106

Net loss	$(12,344)	$(6,893)	$(17,719)	$(17,573)

Net loss per share – basic and diluted	$(0.38)	$(0.32)	$(0.59)	$(0.82)

Number of shares used in computing net loss per share – basic and diluted	32,798	21,543	29,870	21,492